Exhibit 15.2

Our ref Your ref	AMCK/AK/7000008/0006/S895245v2

NIP Group Inc. c/o CO Services Cayman Limited Pavilion East Cricket Square Grand Cayman, KY1-1001 Cayman Islands		30 April 2026

Dear Sir and/or Madam

NIP Group Inc. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the fiscal year ended 31 December 2025 (the “Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 6. Directors, Senior Management and Employees – 6.E. Share Ownership - Enforceability of Civil Liabilities” and “Item 10. Additional Information – 10.E. Taxation - Cayman Islands Taxation” in the Form 20-F.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Carey Olsen Singapore LLP

Carey Olsen Singapore LLP

Carey Olsen Singapore LLP (Registration No. T15LL1127K) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A)